                                  CONFIDENTIAL


                        MANUFACTURING SERVICES AGREEMENT


DATE:          July 15, 1997


PARTIES:       Hypertension Diagnostics, Inc.
               Five Acorn Drive
               South St. Paul, MN  55077-1420
               Telephone:     612-450-0045
               Telefax:       612-450-6552

                      "COMPANY"


               Altron, Inc.
               6700 Industry Avenue
               Anoka, MN  55303-4595
               Telephone:     612-427-7735
               Telefax:       612-427-3980

                      "CONTRACTOR"


                                    RECITALS:

     A. The Company designed, developed and intends to market a Cardiovascular Profiling Instrument which has several components (the "PRODUCT").

     B. The Contractor is in the business of manufacturing medical instruments.

     C. The parties desire to enter into this Agreement whereby Contractor agrees to manufacture and supply the Product to the Company.

                                   AGREEMENT:

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is agreed as follows:





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                                    ARTICLE I
                             MANUFACTURING SERVICES

     SECTION 1.1 SUPPLY. The Contractor shall manufacture the Product in accordance with the terms and conditions set forth in this Agreement and shall supply the Product to the Company, and the Company shall pay the Contractor upon receipt of the Product, as provided herein. The Contractor will manufacture the Product under the U.S. Food and Drug Administration's (the "FDA") good manufacturing practices ("GMP") controls appropriate for the manufacture of a Class II device. Any additional controls to be applied to the manufacture of the Product will be set forth herein. Any deviation from these controls will be approved in writing and in advance by the Company and the Contractor.

     SECTION 1.2 FACILITY INSPECTION. The Company shall have the right, during normal business hours, to inspect all phases of the manufacturing activities of the Product at the Contractor's facilities in order to verify the Contractor's compliance with specification and applicable regulatory requirements. The Contractor agrees to give the Company access during normal business hours to such records as are reasonably necessary including, but not limited to, quality control records, test records, manufacturing records and design records. The Contractor further agrees to permit the Company to review and copy such records.


                                   ARTICLE II
                               PLACEMENT OF ORDERS

     SECTION 2.1 REQUEST FOR QUOTATIONS. Prior to the issuance of a purchase order, the Company shall provide a request to the Contractor requesting a written quotation from the Contractor as to the price for the number of units requested and the time to complete and ship such units. Such written quotation will be delivered to the Company within twenty (20) business days of the Contractor's receipt of the request for a quotation.

     SECTION 2.2 PURCHASE ORDERS. The Company's purchase of the Product shall be governed by purchase orders issued from time-to-time by the Company and accepted by the Contractor (the "AUTHORIZATION LETTERS"). If the Company sends an Authorization Letter to the Contractor, the Contractor will promptly accept or reject the Authorization Letter in writing. If the Contractor accepts the Authorization Letter, the Contractor will begin the manufacture of the Product no later than the date specified in the Authorization Letter.

     SECTION 2.3 COMPANY COORDINATOR. The Company shall appoint a Manufacturing Coordinator in each Authorization Letter. The Manufacturing Coordinator shall establish the quality and the acceptability of the services to be performed by the Contractor under the respective Authorization Letters.

     SECTION 2.4 SUPERVISION BY THE CONTRACTOR. The Contractor shall inform the Company of the name of the primary employee responsible for the work with respect to each Authorization Letter. The Contractor shall be responsible for supervision and direction of the work of its employees

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and, if work is done on the Company's premises, the Contractor shall, at all times, provide supervision of its personnel working on the Company's premises acceptable to the Company. The Contractor shall require its employees to comply with the Company's plant regulations and policies.

     SECTION 2.5 SUITABILITY OF PERSONNEL. The Contractor agrees not to assign to work on the Company's premises any of its employees not suitable to the Company. The Contractor agrees to remove from the Company's premises, immediately in the case of misconduct, any of its employees at the Company's request. The Company agrees not to assign to work on the Contractor's premises any of its employees not suitable to the Contractor. The Company agrees to remove from the Contractor's premises, immediately in the case of misconduct, any of its employees at the Contractor's request.

     SECTION 2.6 AUTHORIZATION LETTERS. Each Authorization Letter shall contain the following information:

     (a) The incorporation, by reference, of this Agreement, and the Contractor's quotation, with each Authorization Letter assigned a unique number.

     (b) A description of the Product to be manufactured (including the quantity, Product Version, special requests, if any, etc.).

     (c) An enumeration of any items of special or unusual expense authorized for reimbursement of the Contractor, as well as the basis for such requirement.

     (d) The maximum total expenditure authorized, subject to additional work notices resulting in additional cost as approved by the Company in advance.

     (e)       The dates by which:

               (1) The Company, in accord with the Contractor, desires the services under the Authorization Letter to commence.

               (2) The Company, in accord with the Contractor, desires to have the services under the Authorization Letter completed.

     (f) Any other information pertinent to the work covered by the Authorization Letter, including the content and schedule for status reports from the Contractor.

     (g) The agreed-upon amount and payment terms for services to be conducted under the Authorization Letter, and based upon the Contractor's quotation.

     (h) Signature(s) of authorized representatives of both the Company and the Contractor.

     SECTION 2.7 INVENTORY. The Contractor agrees to maintain a stock of components and materials of sufficient quantity to cover the current production of the Company's Product and the production of the Company's Product acknowledged in Authorization Letter(s).

     SECTION 2.8 ACCESSORIES. The Contractor will supply accessories (such as, power supply, transformer, carrying case, manuals, etc.) as required for the Company to support overseas field service. However, the Contractor need not maintain an inventory of these items. It will be the Company's responsibility to place orders with the Contractor in advance of its need and to arrange for such an inventory by the Contractor.

     SECTION 2.9 DELIVERY. The Contractor shall ship the Product in accordance with the Company's instructions for method of shipment as designated by the Company in the Authorization Letter. Upon shipment, the Contractor must inform the Company of the Company's pick number, SKU number, product serial number, quantity shipped, product destination, carrier, bill to and ship to address, package weight and freight cost.


                                   ARTICLE III
                          BILLING, PAYMENT AND PRICING

     SECTION 3.1 PRICE. The unit price charged to the Company by the Contractor for the Product delivered and accepted by the Company under this Agreement will be as set forth in the Authorization Letter.

     SECTION 3.2 DEPOSITS. Upon acceptance of an Authorization Letter, the Contractor shall invoice the Company for a deposit as set forth in the Authorization Letter. This deposit will be retained for the purpose of covering a portion of the materials costs. Upon completion or termination of this Agreement and the payment by the Company of all outstanding invoices, the Contractor shall promptly refund any remaining deposit, in full, to the Company.

     SECTION 3.3 INVOICES. Upon delivery of the Product by the Contractor to the possession of the carrier designated in the Authorization Letter, the Contractor shall bill the Company for the Product shipped pursuant to the Authorization Letter. Such invoices shall state the number of units shipped, the per unit price, and the total price. The Company shall make payment to the Contractor for the Product shipped to and accepted by the Company within thirty (30) days following receipt of the Contractor's invoice. The Company agrees to pay the Contractor a late penalty of one percent (1%) per month on any unpaid balance.


                                   ARTICLE IV
                  WARRANTIES, QUALITY STANDARDS AND INSPECTION

     SECTION 4.1 CONTRACTOR WARRANTIES. (a) The Contractor warrants that all Products manufactured by the Contractor shall strictly conform to the Specifications by the Company. In addition, the Contractor warrants that all Products manufactured by the Contractor shall be free from defect in material and workmanship for a period of one (1) year from the date of shipment. The Contractor, however, shall not be liable for damage caused by physical abuse of the Product or unauthorized opening of the Product's case. Any defect covered by this warranty will be promptly repaired by a member of the Contractor's authorized service team. Any unit which, due to the defect, cannot be repaired when returned to the Contractor, will be replaced at the Contractor's expense (including transportation). Returned Products will be processed as defined in Section 4.1(c).

     (b) SERVICES. The services provided by the Contractor will be rendered by qualified personnel employed by the Contractor who will perform the tasks assigned consistent with good professional practice and standards, and, when applicable, in accordance with the FDA's GMP and/or other such regulations as appropriate. The Contractor reserves the right to make staffing changes in Senior Staff, Manufacturing Personnel, and/or other personnel upon reasonable notice to the Company's Manufacturing Coordinator at logical breakpoints of the work. In the event of such staffing change, the Company shall not be charged for the time required to train the replacement(s). The amount of non-compensatory training time, if any, shall be mutually determined and agreed to by the Contractor's and the Company's management and/or Manufacturing Coordinator.

     (c) SERVICE DEPOT. The Contractor will provide Service Depot functions for the Product and its accessories. The program will be structured as follows:

     - The Contractor, in cooperation with the Company, will establish a mutually-acceptable inventory of functioning, complete and packaged Products.
     - The Company's customer will send in a failed Product to the Contractor or the Company, after which the Contractor or the Company will ship a functioning permanent replacement to the customer.
     - The failed Product will be first cleaned and disinfected, as and if necessary, by the Contractor or the Company prior to being repaired.
     - Repair instructions from the Company will accompany the failed Product describing failure-mode and any additional refurbishment services required (E.G., new case, new paint or labels, etc.). The Contractor and the Company will jointly develop a minimum set of standards for repair of the Product.
     - The Contractor will determine classification of all failed Products as follows: warranty repair, normal repair (outside warranty), misuse or damage repair, or some combination thereof.
     - All non-warranty work will be performed on a time-and-materials basis at the current Contractor rates at the time the work is performed.
     -    Standard lead-time for all warranty work and repair work will be ten
          (10) business days from receipt of the Product by the Contractor; PROVIDED, HOWEVER, the parts and/or components required to effect the work are readily available. The Contractor shall notify the Company, in writing, on a regular and periodic basis as to those specific parts and/or components that are not readily available in normal delivery times. The Contractor, in cooperation with the Company, will establish a mutually-acceptable inventory of new and/or reworked parts and components which are required to undertake warranty and repair work in a timely manner.

     - The Contractor will return all Product devices to the Company's customer and provide the Company with a description of work performed. All non-warranty shipments are F.O.B., the Contractor's manufacturing facilities. All repaired Products will be warrantied as stated in
          Section 4.1.

     - The Contractor shall provide the Company with a written estimate, on a regular and periodic basis, as to the number of functioning, complete and packaged Products it recommends be maintained in inventory.

The above-described Service Depot program will be jointly developed in detail by the Company and the Contractor, resulting in a documented and mutually-approved process and procedure.

     SECTION 4.2 LIMITATION OF LIABILITY. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE CONTRACTOR MAKES NO OTHER GUARANTEES OR WARRANTIES WHATSOEVER, AND THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL THE CONTRACTOR BE LIABLE FOR ANY LOST PROFITS OR INCIDENTAL OR CONSEQUENTIAL DAMAGES REGARDLESS OF WHETHER THE CONTRACTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR ANY CLAIM AGAINST THE COMPANY BY ANY OTHER PARTY.

     SECTION 4.3 QUALITY STANDARDS. The Product manufactured and supplied by the Contractor hereunder shall be made in strict compliance with the Company's product and performance specifications. "SPECIFICATIONS" as used in this Agreement, shall include, but not be limited to, the manufacturing, design, inspection, governmental compliance, testing, quality control, assurance, record retention and other requirements, as are applicable, and any documents, drawings, and billing materials incorporated thereby. It is understood that such Specifications may be amended as reasonably necessary, during the term of this Agreement, subject to written approval from the Company and upon receipt by the Contractor of reasonable advance notice.

     SECTION  4.4   ACCEPTANCE PERIOD.
     (a) When, in the Contractor's opinion, it has completed the services described in the Authorization Letter, including submission of a final report, if required, the Contractor shall provide written notification of such fact to the Company. The Company shall have an acceptance period of thirty (30) days, unless otherwise specified in the Authorization Letter, from the date of the Contractor's written notice in which to inspect the Products including conducting tests to determine if the services, computer software and/or related materials and components have been completed and manufactured in an acceptable manner. On or prior to the expiration of this acceptance period, the Company shall provide to the Contractor written notice of either (a) satisfactory performance and the Company's acceptance of the Products, or (b) notice of unsatisfactory performance of services and the Company's rejection of the Products. The Company's right to reject the Product is limited to this thirty (30) day period unless a latent defect is not discovered until a later date. "INSPECTION" shall mean the right of the Company, including its agents, affiliates and dealers, to inspect and analyze finished goods at any time during normal business hours to determine compliance with the Specifications and to determine whether any manufacturing deficiency exists, and shall include the right to reject any Product at any time upon discovery of any manufacturing defect.

     (b) The Contractor shall supply the appropriate personnel to investigate any reported deficiencies found by the Company during the acceptance period. Deficiencies found to be of the Contractor's causing will be corrected by the Contractor at its expense. Such correcting activities will commence immediately and be completed as quickly as is reasonably possible. If the deficiencies are found to be not of the Contractor's causing, the Company shall reimburse the Contractor for the time and material changes of (1) the Contractor investigation, and (2) such correcting activities the Contractor agrees to perform, if requested by the Company.
The period from the time the Contractor is notified to make investigation and corrections until the Contractor completes those activities shall not be counted as part of the acceptance period. If corrections are required, upon receipt of the Contractor's notice that the deficiencies have been remedied, the Company shall have a new acceptance period of thirty (30) days, unless otherwise agreed to in writing by the parties.

     SECTION 4.5 REJECTED GOODS. The Contractor shall promptly rework, repair or replace, at the Contractor's discretion and at no cost to the Company, any Product that is defective in workmanship or materials, or which fails to meet the Specifications and is rejected by the Company upon inspection. The Company will comply with the Contractor's reasonable return procedures. The Contractor shall not be responsible for Products damaged in shipment, unless such Products are not packaged in accordance with Section 5.1.

     SECTION 4.6 CONFIGURATION AND PROCESS CONTROL. The Contractor will immediately advise the Company's Manufacturing Coordinator at the address set forth in Section 10.1, of all known changes in or to the design, configuration, or performance characteristics of the Product, or to any component thereof supplied by the Contractor, regardless of whether such changes affect the Specifications, or to the materials or manufacturing processes utilized in production. No change in process or design will be made by the Contractor unless expressly agreed to in writing by the Company in advance of such change. The Company may, at any time in its discretion and by written order, make additional changes to designs or Product specification. If said changes cause either an increase or decrease in the engineering or manufacturing costs or the time required to manufacture, a mutually-agreeable adjustment shall be made in the Product price or delivery schedule or both. Where inventory and/or materials have been made obsolete or excess as a result of said change, the Company shall have the right to determine the disposition of such property, but the Company shall, in any event, be responsible to purchase said obsolete inventory and materials at the incurred cost thereof.

     SECTION 4.7 CONTRACTOR'S STATUS REPORTS. All work performed by the Contractor under an Authorization Letter will be monitored through the use of oral and written status reports. The Contractor will prepare a written status report, appropriate and as specified in an Authorization Letter, for submission to the Company's Manufacturing Coordinator through the Contractor's supervision. General content of the status reports shall be specified by the Company's Manufacturing Coordinator.

     SECTION 4.8 COMPUTER AND SUPPORT SERVICES. All computer time and other necessary support services will be provided as generally specified in the Authorization Letter. All creation of software and related material done by the Contractor for the Company will be programmed and documented in keeping with the Company standards as conveyed by the Company's Manufacturing Coordinator and as generally specified in the Authorization Letter.


                                    ARTICLE V
                                PRODUCT PACKAGING

     SECTION 5.1 PACKAGING. Unless otherwise specified in the Authorization Letter, all items to be delivered hereunder shall be boxed, crated or stored without additional charge and shall be placed and packaged:

     (a)       To ensure safe arrival at their ultimate destination;
     (b)       To secure the lowest transportation costs; and
     (c)       To comply with the requirements of common carriers.

The Company's Authorization Letter numbers must be plainly marked on all invoices, packages, bills of lading, and shipping orders. Shipping memos or packing lists must accompany materials. The Contractor shall identify items delivered to the recipient by Authorization Letter number, revision, description, and quantity per carton, as appropriate. The recipient's count or weight shall be final and conclusive on shipments not accompanied with a packing list. Products must be routed in accordance with the Company's instructions for method of shipment. The Company reserves the right to designate a specific carrier and, in such case, will advise the Contractor in writing.

     SECTION 5.2 TRANSPORTATION. Transportation insurance (in an amount sufficient to cover the Product's(s') replacement cost) for loss and damage will be purchased by the Contractor and will be reimbursed by the Company, unless specifically directed to the contrary by the Company. Excess transportation costs resulting from failure to comply with the provisions of this Article V will be paid by the Contractor.

     SECTION 5.3 CONSOLIDATION OF SHIPMENTS. Shipments made on the same day and consigned to one destination via the same carrier must be consolidated on one bill of lading. Failure to comply will result in a credit by the Contractor to the Company's related Product invoice for any excess cost incurred.

     SECTION 5.4 COSTS. All prices are F.O.B., Contractor's manufacturing facility, unless otherwise agreed to in writing.

     SECTION 5.5 RISK OF LOSS. Risk of loss or damage shall pass to the recipient of the Product upon delivery by the Contractor to the possession of the appropriate carrier, unless otherwise agreed upon in writing by the Contractor. Any claims for loss or damage after risk of loss has passed shall be filed by the Company with the carrier.

     SECTION 5.6 SHIPPING AGENT. It is the intention of the Company that the Contractor will act as the shipping agent for the Company. The Contractor will ship Products directly to the Company's customers as requested by the Company.




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                                   ARTICLE VI
                           PATENTS, INVENTIONS, RIGHTS

     SECTION 6.1 GRANT OF RIGHTS. Subject to Article VII hereof, each party grants to the other a non-exclusive license, during the term of this Agreement, to use its respective confidential information and its respective patent rights and patent applications covering the Product and components thereof as necessary in order to carry out the intent and purpose of this Agreement and for no other purpose.

     SECTION 6.2 DESIGN OWNERSHIP. The parties agree that title to goods, inventions and copyrights in works developed and delivered by the Contractor under this Agreement, including, but not limited to, goods, patentable inventions reduced to practice under this Agreement, copyrights in works that are created under this Agreement, designs drawings, software, and documentation are owned by the Company. It is understood that pre-existing know-how, techniques, and other technology utilized by the Contractor under this Agreement will not become the property of the Company, although the Company can use them as necessary to utilize and enjoy the items for which the Company obtains title as described in this subsection.

     SECTION 6.3 INFRINGEMENT OF PATENTS, TRADEMARKS OR COPYRIGHTS. The Contractor shall indemnify the Company for any loss, damage, expense or liability that may result by reason of any infringement, or claim of infringement, of any United States patent, trademark or copyright based on the Company's use of the items described in Section 6.2 of the services furnished to the Company hereunder. Each party shall notify the other party promptly, in writing, of any claim or infringement for which the other party is responsible and shall cooperate with the other party in every reasonable way to facilitate the defense of any such claim.


                                   ARTICLE VII
                                 CONFIDENTIALITY

     SECTION 7.1 DEFINITIONS. For purposes of this Article VII, the following terms shall have the following meanings:

               (a) "TRADE SECRETS" shall mean any and all Company knowledge and information not generally known in the industry and not readily disclosed by inspection of physical materials or documents generally available to the public which relate to the following: (i) the Products; (ii) products related to the Products and/or advertising, promotion or display of the Product, developed or otherwise employed by the Company; (iii) procedures, methods, techniques, computer software, algorithms, computer hardware designs, plans, specifications or schematics, compositions, formulas, specifications, plans and designs relating to design, production, or manufacture of the Product, or advertising, promotion or display of the Products; (iv) designers, distributors, customers, customer contacts, distributor and customer lists, and designer, distributor and customer arrangements; (v) business relationships, including existence of, or proposed relationships with, designers, manufacturers, distributors, licensors and licensees, franchisors and franchisees; and (vi) programs, systems, information, files, materials and other confidential information, proprietary knowledge and "trade secrets"


                                       9

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     (as that term is defined in the Uniform Trade Secrets Act, Minnesota
     Statutes Section 325C.01, Subd. 5) of Company's business.

               (b) "BUSINESS SECRETS" shall mean any and all information pertaining to the current or proposed organization or operation of the Company including, but not limited to, organizational documents, current or proposed shareholders, current or proposed customers, capitalization, current or proposed employee relationships or compensation, financing and banking arrangements, office, retail, and manufacturing facilities, manufacturing plans, and marketing plans and market segment identification.

               (c) "CONFIDENTIAL INFORMATION" shall mean, collectively, the Trade Secrets and the Business Secrets.

               (d) "DOCUMENTS" shall mean any and all physical material received by the Contractor from the Company, including, but not limited to, designs, proposed advertising and/or promotional materials, letters, studies, writings, diagrams, plans, charts, mark-ups, sketches, samples and prototypes.

               (e) "PURPOSE" shall mean the manufacturing, marketing, sale and distribution of the Product.


     SECTION 7.2 NONDISCLOSURE. The Contractor hereby warrants, covenants and agrees that any and all Confidential Information, whether oral or written, received by, or disclosed to the Contractor by the Company shall be and remain strictly confidential. The Contractor shall not, at any time, in any manner, directly or indirectly, divulge or in any manner whatsoever disclose to any person, firm or entity whomsoever all or any portion of the Confidential Information, except in connection with the furtherance of the Purpose and then only upon prior notice to and written consent by the Company.

     SECTION 7.3 NON-USE. The Contractor hereby warrants, covenants and agrees that the Contractor will not, in any manner, directly or indirectly, use or otherwise employ all or any portion of the Confidential Information except in furtherance of the manufacture of the Product pursuant to the terms of this Agreement.

     SECTION 7.4 RETURN OF DOCUMENTS. The Contractor hereby warrants, covenants and agrees that no copies of the Documents shall be made except as may be necessary to manufacture the Product. The Documents shall be returned to the Company and any notes abstracting the contents of Documents shall be destroyed, if so requested by the Company.

     SECTION 7.5 SPECIFIC ENFORCEMENT. The Contractor acknowledges and agrees that the Company's remedy at law is inadequate in the event of any breach or threatened breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company shall be entitled to petition for injunctive relief restraining Contractor, or any of its agents or employees, from breaching or acting in any manner inconsistent with the conduct or performance required by this Agreement. The Contractor hereby consents to the personal jurisdiction of the courts of the State


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

of Minnesota, County of Hennepin, or the Federal District Court, District of Minnesota, Fourth Division, with respect to any matter arising out of or in connection with this Agreement. In the event it becomes necessary for the Company to make application to a court of competent jurisdiction for enforcement of the provisions of this Agreement and such court shall determine that any portion of this Agreement is unreasonably broad or unenforceable, such court is hereby authorized and empowered to narrow the provisions of this Agreement to such reasonable parameters and limits as such court shall determine to be necessary to accomplish the intent of the parties and to protect the Company.

     SECTION 7.6 COSTS. The Contractor agrees that the Contractor shall pay all attorneys' fees (including costs of appeals) incurred by the Company in enforcing the provisions of this Agreement. The Company shall be reimbursed in the amount of the Company's actual attorneys' fees unless such fees are clearly and indisputably unreasonable, in which case a court of competent jurisdiction or a third party mutually agreed upon by the Company and the Contractor shall determine such reimbursement in an amount equal to reasonable attorneys' fees.


                                  ARTICLE VIII
                              TERM AND TERMINATION

     SECTION 8.1 TERM. The term of this Agreement shall be for ten (10) years unless sooner terminated as provided hereinafter or by operation of law.

     SECTION 8.2 TERMINATION. This Agreement may be terminated by either party upon 270 days' written notice to the other party; PROVIDED, HOWEVER, that such termination will not become effective until completion of, or cancellation by the Company of, any work specified in the Authorization Letter(s) either in effect at the time of said notice of termination or submitted prior to the effective date of termination of this Agreement.

     SECTION 8.3 CANCELLATION OF AUTHORIZATION LETTERS. The Company, without prejudice to any right or remedy on account of any failure of the Contractor to perform its obligations under this Agreement, may, at any time, terminate the performance of the work under any Authorization Letter, in whole or in part, by written notice to the Contractor specifying the extent to which the performance of the work is terminated and the date upon which such termination becomes effective. In the event of any such termination, the Contractor shall be entitled to payment for services rendered prior to the effective date of termination at the rates specified in the Authorization Letter and for any other costs or fees the Contractor may incur in curtailing or terminating services, or a project properly reimbursable under this Agreement; PROVIDED, HOWEVER, that payment of any such amounts shall be subject to any provision for the limit of expenditures set forth in the Authorization Letter. The payment of such amounts shall be in full settlement of any and all claims of the Contractor of every description, including profit.

     SECTION 8.4 RETURN OF WORK BY THE CONTRACTOR. In the event of cancellation or expiration of this Agreement or any Authorization Letter issued hereunder, all of the Company's property, Product manufacturing information, written information and related materials, and all work in the Contractor's possession (except duplicate copies required to be maintained by law) shall be


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

forwarded to the Company, and the Company shall make payment at the specified rates for satisfactory services performed to the effective date of expiration or termination.

     SECTION 8.5 PERSONNEL EMPLOYMENT. Both the Contractor and the Company agree not to solicit employment of the others' employees during the term of this Agreement and for a period of one (1) year subsequent to the termination of this Agreement unless otherwise mutually agreed in writing by the parties.

     SECTION 8.6 FAILURE TO PERFORM. If the Contractor or the Company fail to perform any material obligation hereunder, the other party may, in addition to any other remedy it may have at law or in equity, give notice of its intent to terminate this Agreement for material breach, specifying the act or omission upon which such notice is based. If the specified default is not cured within thirty (30) days of the date of such notice, the non-defaulting party shall be entitled to terminate this Agreement forthwith upon written notice effective on the date of such notice.

     SECTION 8.7 BANKRUPTCY. If either party is adjudged bankrupt, or becomes insolvent, or makes an assignment for the benefit of creditors, or if its business is placed in the hands of a trustee, whether by voluntary action or otherwise, the other party may immediately terminate this Agreement.


                                   ARTICLE IX
                              GOVERNMENT REGULATION

     SECTION 9.1 COMPLIANCE WITH REGULATIONS. Both the Company and the Contractor shall conduct their respective business under this Agreement in accordance and in compliance with applicable government regulations. In this connection, the manufacturing activities by the Contractor shall be, as a minimum, in accordance with any applicable GMPs. The parties shall cooperate in providing, as required, information to governmental agencies in order to obtain and maintain necessary approvals. Documentation retention of manufacturing quality records will be in accordance with GMP regulations. At the end of the retention period, all records will be sent to the Company. The Company is responsible for initiating interaction with the FDA on issues regarding the Product. The Contractor will make the Company aware of any known issues believed to require regulatory attention on the Company's part. With the exception of complaint investigation, the cost incurred by each of the parties with respect to the activities under this Section, shall be borne by the incurring party. The Company will supply the Contractor with any complaints from their customers in compliance with GMP requirements. The Company will bear the cost of any complaint investigation that is not caused by the Contractor's workmanship. The Contractor will supply the Company with copies of all complaint investigations for the Company's files. Documentation retention of the Product History Records and Product Master Record and other Quality Records will be maintained by the Contractor. Retention will be in accordance with GMP. At the end of the retention period all records will be sent to the Company.

     SECTION 9.2 COMPLIANCE WITH LAWS. Both the Contractor and the Company shall be responsible for complying with all federal, state and local laws, rules, regulations, guidelines and the like in the United States and in other countries as they may pertain to the Product and to the obligations on the parties to perform under this Agreement including, without limitation, requirements


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in the United States with respect to registration of establishments, listing of medical devices, reporting of deaths, serious injuries and certain malfunctions under 21 CFR Part 803 and the potential therefor, tracking of medical devices, recalls, safety alerts and process controls. In no event shall either party assume any risk arising out of the other party's failure to comply with such laws, rules, regulations, guidelines and the like, and each party shall cooperate with the other in all respects to facilitate and promote strict compliance with the provision of this Section. Any changes in Product design or manufacture (and associated costs) required by law or regulation or component availability shall be negotiated by the parties and agreed to in good faith.


                                    ARTICLE X
                           INDEPENDENT CONTRACTOR AND
                            MISCELLANEOUS PROVISIONS

     SECTION 10.1 NOTICES. Any notice given under this Agreement shall be mailed by first class registered or certified airmail, postage prepaid, and return receipt requested, via a national overnight courier service, or sent by telefax, to the receiving party at the address set forth on the first page hereof, or at such other address as the party may from time to time designate. Notices shall be considered given on the date mailed or sent, if mailed or sent in accordance with the provisions of this Section 10.1, subject to proof of receipt by overnight courier, telefax confirmation or return receipt of a certified mail transmission.

     SECTION 10.2 GOVERNING LAW AND JURISDICTION. This Agreement shall be deemed to have been executed and delivered in Minneapolis, Minnesota, and all questions arising out of or under this Agreement shall be governed by the laws of the State of Minnesota.

     SECTION 10.3 ENTIRE AGREEMENT. This is the final and entire Agreement and understanding between the parties and supersedes and merges all prior agreements and understandings, oral or written, as to the subject matter described herein. No modifications, representation, promise or agreement in connection with the subject matter of this Agreement shall be binding on the Company or the Contractor unless made in writing and signed by an officer or authorized representative of the party to be bound, such as the issuance by the Company of a change to an Authorization Letter.

     SECTION 10.4 WAIVER. No term, covenant, or written condition of this Agreement shall be deemed waived except by the written agreement of the parties. Forbearance or indulgence by either party in any regard whatsoever shall not constitute a waiver of the term, covenant or condition to be performed by the other to which the same may apply, and until complete performance by the other party of such term, covenant and condition, the performing party shall be entitled to invoke any remedy available to it under this Agreement or otherwise available to it at law or in equity despite such forbearance or indulgence.

     SECTION 10.5 SAVINGS CLAUSE. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision shall be deemed to be null and void, and the remainder of this Agreement shall be in full force and effect. The parties specifically declare that they would have entered into this Agreement if such void provision (or provisions), if any, had been entirely omitted.


                                       13

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     SECTION 10.6      REMEDIES. No right or remedy conferred or reserved by
the Agreement shall be exclusive of any other right or remedy herein or provided at law or in equity. To the extent any provision of this Agreement may be inconsistent with any remedy provided at law or in equity, this Agreement shall be controlling.

     SECTION 10.7 ASSIGNABILITY. Neither party shall delegate or assign its duties under this Agreement without the other party's prior written consent, and any purported delegation or assignment without such consent shall be void. Subject to the foregoing, this Agreement shall be binding on the parties hereto and their respective successors and assigns.

     SECTION 10.8 SURVIVAL OF RIGHTS AND OBLIGATIONS. The rights and obligations of Article IV, Section 6.3 and Article VII shall survive and continue after the expiration or termination of this Agreement, and shall bind the parties and their successors and assigns.

     SECTION 10.9 FORCE MAJEURE. Neither party shall be liable for failure to perform or for any delay in performing any of its obligations hereunder other than as provided for in hereof, when such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, riot, accident, explosion, strike or other labor disturbances (regardless of the unreasonableness of the degree of the demand of labor), war, seizure under legal process orders or acts of any government or branch or agency thereof, or acts of God.

     SECTION 10.10 INDEPENDENT CONTRACTORS. During the term thereof, the relationship of each of the parties hereto, to the other, is that of an independent contractor. Nothing herein contained shall be deemed to authorize or empower either party, its agents or employees to act as agent for the other party or conduct business in the name, or for the account of, the other party or any of the other party's affiliates or otherwise bind it or them in any manner.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                                   HYPERTENSION DIAGNOSTICS, INC.


                                   By /s/ Charles F. Chesney
                                      ----------------------------------------
                                      Charles F. Chesney, D.V.M., Ph.D., R.A.C.
                                      Executive Vice President and C.T.O.

                                                   "COMPANY"



                                   ALTRON, INC.


                                   By /s/ Alan C. Phillips
                                      ----------------------------------------

                                      Its President
                                          ------------------------------------
                                                  "CONTRACTOR"


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